Exhibit 99.1

Press Release #201314	FOR IMMEDIATE RELEASE	November 7, 2013

Enertopia Updates Shareholders on Medical Marijuana Business

Vancouver, BC—Enertopia Corporation (TOP) (the "Company" or "Enertopia") is pleased to provide this update with respect to our news release of Monday Nov 4th.

After receiving many positive phone calls and emails about the Medical Marijuana opportunity we would like to provide an update to all stakeholders of Enertopia and an audio interview which is included with this press release.

As previously outlined, the current Canadian Medical Marijuana system is transitioning from small scale user grow system to a more robust quality control and secure system where every gram produced is tracked from producer to patient.

Using the Health Canada numbers for current and projected patients the sector is expected to see 50% plus growth per year over the next 10 years in the number of patients for the Canadian domestic market only. Approved Health Canada producers under the new Medical for Marihuana Regulations Purposes (MMRP) will also be allowed to export to other countries in the World.

Health Canada estimates that the selling price will be $7.60 Canadian per gram in 2014. This would put the Canadian domestic Medical Marihuana industry at over $100 million in sales in 2014, rising to over $1.3 Billion in sales by 2024.

We selected this sector as providing the best opportunity to provide near term cash flow with a economical initial Capital expenditure that offers sustainable growth in production as outlined above.

Under the terms of the LOI Enertopia issued 10,000,000 common shares for a total of 41,164,414 issued and outstanding common shares. The private company now has an approximate 25% equity stake in Enertopia.

  Upon signing the Definitive Agreement Enertopia will issue 5,000,000 shares and $175,000 in cash. The money will be used for expanding as new patients are signed up. The Qualified Person in Charge will join the Enertopia Board of Directors.
  Six months 1,000,000 shares and $200,000 in cash used to expand the facilities.
  One year anniversary $200,000 and 1,000,000 shares
  Two year anniversary $200,000 and 1,000,000 shares
  Third year anniversary $300,000 and 1,000,000 shares
  Fourth year anniversary $300,000 and 1,000,000 shares

Enertopia will have a 30% ownership in the private company upon signing the Definitive Agreement which will increase to 51% by the fourth Anniversary. Net profits will be shared with Enertopia’s proportionate share six months from signing the Definitive Agreement.

Enertopia has been able to structure a low cost entry point into an operation that is currently operating at a capacity of 900 plants and is placed in the top 10% in Canada.

The private company will be focused to grow and produce a high quality Medical product. The upfront capital infusion will allow current facilities to be upgraded and expanded to increase plant capacity and output as new patients are signed up.

Enertopia will focus on growing the business through market awareness and other programs across Canada to attract new patients.

We are at the early stages of a dynamic, growing industry that is poised to help hundreds of thousands of patients in the relief of their current pain and suffering.

Also, on November 5, 2013, Enertopia has granted 675,000 stock options to officers, directors and consultant as per the 2011 equity compensation plan. The exercise price of the options is US$0.06 vested immediately expiring on November 5, 2018.

Robert McAllister,
President/CEO

About Enertopia

Enertopia’s shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, access to capital, and other factors which may be identified from time to time in the Company's public announcements and filings. The Company’s successful efforts in the oil and gas sector are dependent on many factors such as but not limited to financing, completion and production and field depletion. Expected field production could be materially different than from expected and past results. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company. Successful drilling of oil wells in Pennsylvania by others provides no assurance that the Company’s expected drill programs will also be successful, in whole or in part.